Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Benjamin Pratt
GNC Corporation
(412) 402-7453
benjamin-pratt@gnc-hq.com
GNC CORPORATION ANNOUNCES MANAGEMENT CHANGES
Alan Schlesinger Appointed Executive Vice President and Chief Merchandising Officer
PITTSBURGH, PA — April 10, 2006 — GNC Corporation (GNC) today announced the appointment of Alan Schlesinger to the position of Executive Vice President and Chief Merchandising Officer, reporting directly to Joseph Fortunato, President and Chief Executive Officer. Mr. Schlesinger is a veteran of over 35 years in the retail industry, having served in senior level merchandising and marketing positions for several leading national retailers.
GNC also announced that Robert Homler, the company’s Executive Vice President and Chief Operating Officer will be leaving the company to accept an appointment as the Senior Vice President, Marketing of Linens ‘n Things, Inc. in Clifton, New Jersey. The controlling stockholders of both GNC and Linens ‘n Things are affiliates of Apollo Management, L.P. Both changes will be effective on April 17.
For the last two and a half years, Mr. Schlesinger has operated his own business as a retail consultant, with Apollo having been one of his significant clients. From 2000 to 2003, Mr. Schlesinger served as Chief Merchandising Officer of publicly traded Value City Department Stores, Inc. and President and Chief Executive Officer of the Value City subsidiary that operated Filene’s Basement. Prior to that time, he was Chief Executive Officer of Lamonts Apparel, Inc. of Kirkland, Washington and held senior management positions with The May Department Stores Company and Ross Stores, Inc. These positions followed an almost 20-year career with Macy’s where he rose to Senior Vice

President and during which time he worked with GNC’s Executive Chairman, Robert J. DiNicola.
Mr. DiNicola commented, “I have known Alan Schlesinger for over [30] years and have every confidence in his ability to continue to build on the strong merchandising foundation that has been established at GNC.”
Mr. Fortunato stated, “Alan is very qualified for this position with extensive experience in the areas of merchandising, marketing and product development. For over three decades Alan has established himself as a leader in retail merchandising and we are very pleased to welcome him to the GNC team.”
Mr. Fortunato added, “At the same time, we want to thank Bob Homler for his excellent work at GNC. We wish him all the best in his new position and are confident that he will make as substantial a contribution to Linens ‘n Things as he has at GNC.”
GNC, based in Pittsburgh, PA, is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements, sports nutrition products, diet and energy products, specialty supplements and products and supplements for low carb lifestyles. GNC operates more than 5,000 retail locations throughout the United States, including over 1,200 domestic franchise locations, and locations in 41 countries.
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